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                          FORM OF AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                        DOANE PET CARE ENTERPRISES, INC.


     FIRST: The name of the Corporation is Doane Pet Care Enterprises, Inc. (the "Corporation").

     SECOND: The address of its registered office in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

     THIRD: The nature of the business, or purpose to be conducted or promoted, is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

     FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is eighty million (80,000,000) shares, of which sixty-five million (65,000,000) shares shall be designated Class A Common Stock, par value $.0001 per share (the "Class A Common Stock"); of which five million (5,000,000) shares shall be designated Class B Common Stock, par value $.0001 per share (the "Class B Common Stock" and, together with the Class A Common Stock, the "Common Stock") and of which ten million (10,000,000) shares shall be designated Preferred Stock, par value $.01 per share (the "Preferred Stock").

     Except as otherwise provided in this Article Fourth or as otherwise required by Applicable Law (as defined below), all shares of Class A Common Stock and Class B Common Stock shall be identical in all respects and shall entitle the holders thereof to identical rights, preferences, privileges and immunities.

     The Preferred Stock may be divided into and issued from time to time in one or more series as may be fixed and determined by the Board of Directors. The relative rights and preferences of the Preferred Stock of each series shall be such as shall be stated in any resolution or resolutions adopted by the Board of Directors setting forth the designation of the series and fixing and determining the relative rights and preferences thereof, any such resolution or resolutions being herein called a "Directors' Resolution." The Board of Directors is hereby authorized to fix and determine such variations in the designations, preferences, and relative, participating, optional or other special rights (including, without limitation, special voting rights, preferential rights to receive dividends or assets upon liquidation, rights of conversion into Common Stock or other securities, redemption provisions or sinking fund provisions) as between series and as between the Preferred Stock or any series thereof and the Common Stock, and the qualifications, limitations or restrictions of such rights, all as shall be stated in a Directors' Resolution, and the shares of Preferred Stock or any series thereof may have full or limited voting powers, or be without voting powers, all as shall be stated in a Directors' Resolution.


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A.   Voting Rights.

     1. Class A Common Stock. Except as otherwise required by Applicable Law, each outstanding share of Class A Common Stock shall be entitled to vote on each matter on which the stockholders of the Corporation shall be entitled to vote, and each holder of Class A Common Stock shall be entitled to one vote for each share of such stock held by such holder. Except as otherwise provided by law, the Class A Common Stock shall possess full and complete voting power for the election of directors.

     2. Class B Common Stock. Except as set forth herein or as otherwise required by Applicable Law, each outstanding share of Class B Common Stock shall not be entitled to vote on any matter on which the stockholders of the Corporation shall be entitled to vote, and shares of Class B Common Stock shall not be included in determining the number of shares voting or entitled to vote on any such matters; provided that the holders of Class B Common Stock shall have the right to vote as a separate class on any merger or consolidation of the Corporation with or into another entity or entities (other than a merger that does not result in any reclassification, conversion, exchange or cancellation of the Common Stock) and any recapitalization or reorganization, in which merger, consolidation, recapitalization or reorganization shares of Class B Common Stock would receive or be exchanged for consideration different on a per share basis from consideration received with respect to or in exchange for the shares of Class A Common Stock or would otherwise be treated differently from shares of Class A Common Stock in connection with such transaction, except that shares of Class B Common Stock may, without being entitled to such a separate class vote, receive or be exchanged in any such transaction for non-voting securities which are otherwise identical on a per share basis in amount and form to the voting securities received with respect to or exchanged for the Class A Common Stock so long as (a) such non-voting securities are convertible into such voting securities on the same terms as the Class B Common Stock is convertible into Class A Common Stock and (b) all other consideration is equal on a per share basis.

     If the Class B Common Stock shall be entitled to vote as a class with respect to any matter under the provisions of the laws of the State of Delaware, the vote or concurrence of the holders of a majority of the outstanding shares of Class B Common Stock shall be required for approval of such matter, unless otherwise expressly required by law (and then only to the extent so required). If the Class A Common Stock and the Class B Common Stock shall be entitled to vote together as a single class with respect to any action under the provisions of the law of the State of Delaware, the vote or concurrence of the holders of a majority of the aggregate outstanding shares of Class A Common Stock and Class B Common Stock, voting together as a single class, shall be required for approval of such action, unless otherwise expressly required by Delaware law (and then only to the extent so required).

B. Dividends. Any dividend or distribution on the Common Stock shall be payable on shares of Class A Common Stock and Class B Common Stock, share and share alike; provided, that, in the case of dividends payable in shares of Common Stock of the Corporation, the shares so payable shall


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be payable in shares of Common Stock of the same class upon which the dividend or distribution is being paid.

C. Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, and after payment of any amounts due under the terms of any class or series of stock senior to the Class A Common Stock or Class B Common Stock as to dividends or upon liquidation, the holders of shares of Class A Common Stock and Class B Common Stock shall be entitled to share ratably, share and share alike, in the remaining net assets of the Corporation.

D.   Conversion.

     1. Conversion of Class A Common Stock. Subject to and upon compliance with the provisions of this Section D, each record holder of Class A Common Stock shall be entitled to convert, at any time and from time to time, any or all of the shares of Class A Common Stock held by such stockholder into the same number of shares of Class B Common Stock, but only to the extent necessary to enable compliance by a Person, or its Bank Holding Company Affiliates (as defined below), with the requirements of Regulation Y or other bank regulatory statute, rule or regulation.

     2. Conversion of Class B Common Stock. Subject to and upon compliance with the provisions of this Section D, each record holder of Class B Common Stock shall be entitled at any time and from time to time, to convert any or all of the shares of Class B Common Stock held by such stockholder into the same number of shares of Class A Common Stock.

     3. Conversion Procedure. Each conversion of shares of Common Stock of the Corporation into shares of another class of Common Stock of the Corporation shall be effected by the surrender of the certificate or certificates representing the shares to be converted (the "Converting Shares") at the principal office of the Corporation (or such other office or agency of the Corporation as the Corporation may designate by written notice to the holders of Common Stock) at any time during its usual business hours, together with written notice by the holder of such Converting Shares, stating that such holder desires to convert the Converting Shares, or a stated number of the shares represented by such certificate or certificates, into an equal number of shares of the class into which such shares may be converted (the "Converted Shares"). Such notice shall also state the name or names with addresses and denomination in which the certificate or certificates for Converted Shares are to be issued and shall include instructions for the delivery thereof. Promptly after such surrender and the receipt of such written notice, the Corporation will issue and deliver in accordance with the surrendering holder's instructions the certificate or certificates evidencing the Converted Shares issuable upon such conversion and the Corporation will deliver to the converting holder a certificate (which shall contain such legends as were set forth on the surrendered certificate or certificates) representing any shares which were represented by the certificate or certificates that were delivered to the Corporation in connection with such conversion, but which were not converted. Such conversion, to the extent permitted by law, shall be deemed to have been effected as of the close of


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business on the date on which such certificate or certificates shall have been surrendered and such notice shall have been received by the Corporation, and at such time the rights of the holder of the Converting Shares as such holder shall cease and the person or persons in whose name or names the certificate or certificates for the Converted Shares are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the Converted Shares. Upon issuance of shares in accordance with this Section D, such Converted Shares shall be deemed to be duly authorized, validly issued, fully paid and non-assessable. The Corporation shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any Applicable Law or governmental regulation or any requirements of any domestic securities upon which shares of Common Stock may be listed (except for official notice of issuance which will be immediately transmitted by the Corporation upon issuance).

     4. Certain Legal Requirements. No Person subject to the provisions of Regulation Y (as defined below) shall, and no such Person shall permit any of its Affiliates to, convert any shares of Class B Common Stock held by it into shares of Class A Common Stock if, after giving effect to such conversion, (a) such Person and its Affiliates would own more than 5% of the total issued and outstanding shares of Class A Common Stock, or (b) such Person would be deemed under Regulation Y to control the Corporation.

     5. Stock Splits; Adjustments. If the Corporation shall in any manner subdivide (by stock split, stock dividend or otherwise) or combine (by reverse stock split or otherwise) the outstanding shares of the Class A Common Stock or the Class B Common Stock, then the outstanding shares of each other class of Common Stock shall be subdivided or combined, as the case may be, to the same extent, share and share alike, and effective provision shall be made for the protection of the conversion rights hereunder.

     In case of any reorganization, reclassification or change of shares of the Class A Common Stock or Class B Common Stock (other than a change in par value or from par to no par value or as a result of subdivision or combination), or in case of any consolidation of the Corporation with one or more corporations or a merger of the Corporation with another corporation (other than a consolidation or merger in which the Corporation is the resulting or surviving corporation and which does not result in any reclassification or change of outstanding shares of Class A Common Stock or Class B Common Stock), each holder of a share of Class A Common Stock or Class B Common Stock shall have the right at any time thereafter, so long as the conversion right hereunder with respect to such share would exist had such event not occurred, to convert such share into the kind and amount of shares of stock and other securities and properties (including cash) receivable upon such reorganization, reclassification, change, consolidation or merger by a holder of the number of shares of Class A Common Stock or Class B Common Stock into which such shares of Class A Common Stock or Class B Common Stock, as the case may be, might have been converted immediately prior to such reorganization, reclassification, change, consolidation or merger. In the event of such reorganization, reclassification, change, consolidation or merger, effective provision shall be made in the certificate of incorporation of the resulting or surviving corporation or otherwise for the protection of the conversion rights of the shares of Class A Common Stock and Class B


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Common Stock that shall be applicable, as nearly as reasonably may be, to any such other shares of stock and other securities and property deliverable upon conversion of such shares of Class A Common Stock or Class B Common Stock into which such Class A Common Stock or Class B Common Stock might have been converted immediately prior to such event.

E. Definitions. As used herein, the following terms shall have the meanings below:

     1. "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.

     2. "Applicable Law" shall mean all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, writs, decrees or orders of any governmental authority applicable to the Person in question or any of its asset or property.

     3. "Bank Holding Company Affiliate" shall mean, with respect to any stockholder of the Corporation subject to the provisions of Regulation Y, (i) if such stockholder is a bank holding company, any company controlled by such bank holding company, and (ii) otherwise, the bank holding company that controls such stockholder and any Person (other than such stockholder) controlled by such bank holding company.

     4. "Person" or "person" shall be construed broadly and shall include an individual, a partnership, a limited liability company, a corporation, a trust, a joint venture, an unincorporated organization or a government or any department or agency thereof.

     5. "Regulation Y" shall mean Regulation Y promulgated by the Board of Governors of the Federal Reserve System, 12 C.F.R. Part 225 (or any successor to such regulation).

     FIFTH: The Board of Directors shall have the power to adopt, amend or repeal by bylaws of the Corporation.

     SIXTH: The number of directors which shall constitute the whole board shall be such as from time to time shall be fixed in the manner provided in the bylaws of the Corporation or, in the absence of any such provision, by resolution of the Board of Directors, but in no case shall the number be less than eight.

     The right to cumulate votes in the election of directors is expressly prohibited.

     The directors shall be classified with respect to the time for which they shall severally hold office by dividing them into three classes, which classes shall consist of an equal, or as near to equal as possible, number of directors. At the first election of directors following the effective time of the certificate of amendment to the certificate of incorporation of the Corporation reflecting this Article, the director or directors of the first class shall be elected for a term expiring at the next succeeding annual meeting of stockholders to be held in 2000; the director or directors of the second class for


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a term expiring at the annual meeting to be held in 2001; and the director or directors of the third class for a term expiring at the annual meeting to be held in 2002. At each annual meeting, commencing with the annual meeting in 2000, the successor or successors to the class of directors whose term shall expire in that year shall be elected to hold office for the term of three years, so that the term of office for one class of directors shall expire in each year. Any increase or decrease in the number of directors constituting the Board shall be apportioned among the classes so as to maintain the number of directors in each class as near as possible to one-third of the whole number of directors as so adjusted. Any director elected or appointed to fill a vacancy shall hold office for the remaining term of the class to which such directorship is assigned. No decrease in the number of directors constituting the Corporation's Board of Directors shall shorten the term of any incumbent director. Any vacancy in the Board of Directors, whether arising through death, resignation or removal of a director, or through an increase in the number of directors of any class, shall be filled by the majority vote of the remaining directors, although less than a quorum, or by a sole remaining director. The bylaws may contain any provision regarding classification of the Corporation's directors not inconsistent with the terms hereof.

     A director may be removed by the stockholders of the Corporation only with cause, upon the affirmative vote of the holders of not less than eighty percent (80%) of the outstanding shares of the Corporation then entitled to vote in an election of directors, voting together as a single class.

     Notwithstanding any other provisions of this Amended and Restated Certificate of Incorporation or any provision of law that might otherwise permit a lesser or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock of the Corporation required by law or by this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of not less than eighty percent (80%) of the outstanding shares of the Corporation then entitled to vote in an election of directors, voting together as a single class, shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article Sixth.

     SEVENTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction with the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the applicable of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangements, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be


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binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

     EIGHTH: To the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, a director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

     NINTH: All actions which are required to be or may be taken by the stockholders of the Corporation shall be taken at a meeting of the stockholders, duly held and upon proper notice, may not be taken by written consent without a meeting, and the power of stockholders to consent in writing to the taking of any action is specifically denied.

     TENTH: The Corporation may indemnify any director, officer, employee or agent of the Corporation to the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended.

     ELEVENTH: The Corporation, by action of the Board of Directors, shall have the right, subject to any express provisions or restrictions contained in the Certificate of Incorporation or bylaws of the Corporation, from time to time, to amend the certificate of incorporation or any provision thereof in any manner now or hereafter provided by law, and all rights and powers of any kind conferred upon a director or stockholder of the Corporation by the certificate of incorporation or any amendment thereof are subject to such right of the Corporation.


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